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                                   APPENDIX A

                               FIRST AMENDMENT TO
                     BELCO OIL & GAS CORP. 1996 NONEMPLOYEE
                          DIRECTORS' STOCK OPTION PLAN


The Belco Oil & Gas Corp. 1996 Nonemployee Directors' Stock Option Plan (the "Directors' Plan") is hereby amended as of March 26, 1999 (subject to the approval of the stockholders of Belco Oil & Gas Corp.) as follows:

1. All capitalized terms used herein but not defined herein shall have the meaning set forth in the Directors' Plan.

2. Paragraph III is hereby amended by deleting in its entirety the second sentence of such Paragraph III and substituting in lieu thereof the following:

                  "As of the date of the annual meeting of the stockholders of the Company in each year that the Plan is in effect as provided in Paragraph VI hereof, each Nonemployee Director then in office or elected to the Board of Directors of the Company (the "Board") on such date shall receive, without the exercise of the discretion of any person or persons, an Option exercisable for 6,000 shares of Stock (subject to adjustment in the same manner as provided in Paragraph VII hereof with respect to shares of Stock subject to Options then outstanding)."

3. This First Amendment will be effective for the grant of Options to the Nonemployee Directors at the Annual Meeting of Stockholders to be held on May 18, 1999.

4. Except as expressly amended hereby, the Directors' Plan continues to remain in full force and effect in accordance with its terms.